UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
November 19, 2010 (November 17, 2010)

     Build-A-Bear Workshop, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32320	43-1883836
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Innerbelt Business Center Drive St. Louis, Missouri	63114
(Address of Principal Executive Offices)	(Zip Code)

         (314) 423-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On November 17, 2010, Ms. Virginia H. Kent was elected to the board of directors (the “Board”) of Build-A-Bear Workshop, Inc. (the “Company”) by the Board. Ms. Kent will serve as a Class I director and her term will expire at the 2011 annual meeting of stockholders of the Company.

There is no arrangement or understanding between Ms. Kent and any other person pursuant to which Ms. Kent was elected as a director. Ms. Kent will serve as a member of the Board's Audit Committee and its Compensation Committee.

In addition, in connection with her election to the Board and in accordance with our outside director compensation policies, the Compensation Committee approved an award to Ms. Kent of 11,412 shares of restricted stock under the Company's Second Amended and Restated 2004 Stock Incentive Plan. Pursuant to her restricted stock award agreement, the shares will vest October 28, 2011 (the anniversary date of our initial public offering (October 28, 2004)), subject to Ms. Kent's continued service on our Board.

The Company is not aware of any transactions, proposed transactions, or series of either to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Ms. Kent had, or will have, a direct or indirect material interest.

Item 7.01.	Regulation FD Disclosure.

On November 19, 2010, the Company issued a press release announcing the election of Ms. Kent as a director. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein. The description of the press release contained herein is qualified in its entirety by the full text of such exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated November 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILD-A-BEAR WORKSHOP, INC.

Date:	November 19, 2010	By:	/s/ Eric R. Fencl
		Name:	Eric R. Fencl
		Title:	Chief Bearrister—General Counsel and
International Franchising

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release dated November 19, 2010